Exhibit 10.9
Stock Purchase Agreement
dated as of
October 6, 2005
by and between
Thomas P. Danaher,
Thomas P. Danaher and Company, Inc.
and
Alliance Bank Corporation

i

Exhibits

Exhibit 1	The Balance Sheet
Exhibit 2.4(a)(ii)	Form of the Seller’s Release
Exhibit 2.4(a)(iii)	Form of the Employment Agreement
Exhibit 2.4(a)(iv)	Form of the Producer Agreements
Exhibit 2.4(a)(v)	Form of the Escrow Agreement
Exhibit 2.5(b)	Interim Balance Sheet Line Items for Calculation of Adjustment Amount
Exhibit 7.4(a)	Form of Seller’s Counsel Legal Opinion
Exhibit 7.4(c)	Form of Lease
Exhibit 11.1(b)(ii)	The Restricted Territory
Annex

Annex A	Producer Agreement Employees

Stock Purchase Agreement
     This STOCK PURCHASE AGREEMENT (“Agreement”) is made as of October 6, 2005, by ALLIANCE BANK CORPORATION, a Virginia corporation (“Buyer”), THOMAS P. DANAHER, an individual resident in the Commonwealth of Virginia (“Seller”), and THOMAS P. DANAHER COMPANY, INC. (the “Company”).
RECITALS
     Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
          “Accounts Receivable”—(a) All trade accounts receivable including the Court Receivables and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to customers of the Company, (b) all other accounts receivable of the Company and full benefit of all security for such accounts and (c) any claim, remedy or any other right related to any of the foregoing.
          “Applicable Contract”—any Contract to which the Company is subject or bound.
          “Balance Sheet”—the balance sheet of the Company as of December 31, 2004 including the notes thereto, attached hereto as Exhibit 1.
          “Closing”—as defined in Section 2.3.
          “Closing Date”—the date and time as of which the Closing actually takes place.
          “Closing Payment”—as defined in Section 2.2.
          “Company”—as defined in the Recitals of this Agreement.
          “Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
          “Contemplated Transactions”—all of the transactions contemplated by this Agreement, the Buyer’s Closing Documents and the Seller’s Closing Documents, including:

               (a) the sale of the Shares by Seller to Buyer;
               (b) the execution, delivery, and performance of the Employment Agreement, the Producer Agreements and the Seller’s Release; and
               (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement, the Buyer’s Closing Documents and the Seller’s Closing Documents.
          “Contract”—any agreement, contract, obligation, promise, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding.
          “Court Receivables”—all accounts receivable and other rights to payment from customers of the Company with respect to guardianship, executor, probate or other court mandated bonds and the full benefit of all security for such accounts or rights to payment, including all such trade accounts receivable representing amounts receivable in respect of products sold or services rendered to customers of the Company and (b) any claim, remedy or any other right related to any of the foregoing.
          “Damages”—as defined in Section 10.1.
          “Designated Provider Agreement”—as defined in Section 3.9.
          “Disclosure Letter”—the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
          “Deferred Payment Amounts”—as defined in Section 2.6.
          “Employment Agreement”—as defined in Section 2.4(a)(iii).
          “Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer (other than restrictions on transfer under applicable securities laws), receipt of income or exercise of any other attribute of ownership.
          “Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
          “ERISA”—the Employee Retirement Income Security Act of 1974, as amended, and regulations and rules issued pursuant to that act.
          “Escrow Agreement”—as defined in Section 2.4(a)(v).
          “Facility” and ”Facilities”—any real property or leaseholds, currently owned or operated by the Company and any buildings, plants, structures currently owned or operated by the Company.

          “GAAP”— United States generally accepted accounting principles applied consistently.
          “Governmental Authorization—any approval, consent, license, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
          “Governmental Body”—any:
               (a) nation, state, county, city, town, village or district;
               (b) federal, state, local, municipal, foreign or other government;
               (c) governmental or quasi-governmental authority or any similar recognized organization or body (including any governmental agency, branch, department, official or entity and any court or other tribunal);
               (d) multi-national organization or any similar recognized organization or body; or
               (e) other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority.
          “Included Receivable”—means that certain Account Receivable owed by Polly’s Café to the Company in the amount of approximately $5,203.
          “Intellectual Property”—means any and all trade names, including, with limitation, the name “Thomas P. Danaher and Company” and all derivatives thereof, trademarks, service marks, patents, patent rights, copyrights (as well as applications, registrations and certificates for any of the foregoing) and proprietary processes and formulas, inventions, Trade Secrets, know-how of the Company and other proprietary rights of the Company generally considered to be intellectual property.
          “Insurance Relationships”—as defined in Section 3.9.
          “Interim Balance Sheet”—as defined in Section 3.4.
          “IRC”—the Internal Revenue Code of 1986, as amended,, and regulations issued pursuant to the Internal Revenue Code of 1986, as amended.
          “IRS”—the United States Internal Revenue Service, and, to the extent relevant, the United States Department of the Treasury.
          “Knowledge of Seller”, “Knowledge of Seller and the Company” and all derivative forms thereof—the knowledge of Seller with respect to such facts or matters of which he is actually aware or reasonably should be aware in his capacity as Seller and president of the Company.

          “Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
          “Order”—any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
          “Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent in all material respects with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.
          “Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
          “Permitted Encumbrance”—(a) Encumbrances for Taxes or other governmental obligations that are (i) not yet due and payable or (ii) are being contested in good faith and for which appropriate reserves have been made in the financial statements delivered to Buyer pursuant to Section 3.4 of this Agreement, (b) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Encumbrances arising in the Ordinary Course of Business, consistent with past practice being contested in good faith and for which appropriate reserves have been made in the financial statements delivered to Buyer pursuant to Section 3.4, (c) the ownership interests of a lessor of leased assets or a licensor of licensed Intellectual Property, including the terms of any lease agreement or license in respect thereof, (d) Encumbrances securing any liabilities disclosed in the financial statements delivered to Buyer pursuant to Section 3.4 of this Agreement and (e) Encumbrances and other title defects, easements and encroachments that do not, individually or in the aggregate, materially impair the value or continued use as currently conducted of the assets to which such Encumbrances and other title defects, easements and encroachments relate.
          “Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
          “Plan”—as defined in Section 3.13.
          “Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
          “Purchase Price”—as defined in Section 2.2.
          “Related Person”—with respect to a particular individual:

               (a) each other member of such individual’s Family;
               (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
               (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
               (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
          With respect to a specified Person other than an individual:
               (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
               (b) any Person that holds a Material Interest in such specified Person;
               (c) each Person that serves as a director, officer , partner, executor, or trustee of such specified Person (or in a similar capacity);
               (d) any Person in which such specified Person holds a Material Interest; and
               (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
          For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse (and former spouses), (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.
          “Related Persons Agreements”—as defined in Section 3.24.
          “Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
          “Sale Transaction” means any transaction or series of related transactions pursuant to which any Person(s) acquire(s) (i) the capital stock of another Person (the “Target”) possessing the voting power to elect, directly or indirectly, a majority of the Target’s board of directors or similar governing body (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Target’s assets determined on a consolidated basis.
          “Securities Act”—the Securities Act of 1933, as amended, and regulations and rules issued pursuant to that law.
          “Seller’s Release”—as defined in Section 2.4.
          “Shares”—as defined in the Recitals of this Agreement.
          “Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests (i) having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or (ii) otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.
          “Tax” or “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, payroll, withholding, employment, occupation, disability, excise, estimated, stamp, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
          “Tax Return”—any return (including any information return), declaration, report or statement relating to Taxes required to be filed with, or submitted to, any Governmental Body, including any schedule or attachment thereto and including any amendment thereof.
          “Threatened”—a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand has been made in writing or any notice of such claim, proceeding, dispute, action or other matter has been given in writing.
          “Trade Secrets”—information of the Company, including all know-how, trade secrets, confidential information, customer identities and lists, revenue figures from customers’ accounts, customer risk requirements and characteristics, key contact personnel, financial data and performance, payroll, policy expiration dates, policy terms, conditions and rates, information about prospective customers, information about methods of soliciting business and marketing programs, information about specialized insurance markets, software, technical information, data, process technology, plans, drawings, and blue prints which (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     2. Sale and Transfer Of Shares; Closing.
          2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.
          2.2 Purchase Price. The purchase price (the “Purchase Price”) for the Shares will be up to $3,200,000, subject to any adjustment required to be made pursuant to Section 2.5, payable as follows: (i) $2,975,000 (the “Closing Payment”) plus (ii) any Deferred Payment Amounts that are payable pursuant to Section 2.6. At the Closing, the Buyer shall deliver (x) 2,750,000 of the Closing Payment to Seller in immediately available funds by wire transfer or cashier’s check and (y) $225,000 of the Closing Payment to the Escrow Agent under the Escrow Agreement (the “Escrow Agent”) in immediately available funds by wire transfer.
          2.3 Closing. The consummation of the Contemplated Transactions (the “Closing”) will take place at the headquarters offices of Buyer, Suite 350, 14280 Park Meadow Drive, Chantilly, Virginia 20151, at 10:00 a.m. (local time) on the later of (i) November 15, 2005, (ii) two (2) business days following the satisfaction of the conditions to closing set forth in Sections 7 and 8, or (iii) such other date as the parties may mutually agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. All documents and other items required to be delivered at the Closing shall be reasonably satisfactory in form and substance to the party to which they are to be delivered, all such deliveries will be deemed to take place simultaneously, and no delivery made at the Closing will be deemed to have been consummated until all actions to be taken at the Closing have been consummated or otherwise waived.
          2.4 Closing Obligations. At the Closing:
               (a) Seller will deliver to Buyer:
                    (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;
                    (ii) a release in substantially the form of Exhibit 2.4(a)(ii), executed by Seller and the Company (“Seller’s Release”);
                    (iii) an employment agreement between Seller and the Company with respect to periods after the Closing in substantially the form of Exhibit 2.4(a)(iii), executed by Seller and the Company ( the “Employment Agreement”);
                    (iv) confidentiality, non-solicitation and assignment agreements in the form of Exhibit 2.4(a)(iv), executed by those employees of the Company designated by Buyer on Annex A hereto and the Company (the “Producer Agreements”);
                    (v) an escrow agreement between Seller, Buyer and , as the Escrow Agent, in substantially the form of Exhibit 2.4(a)(v) (the “Escrow Agreement”); and

                    (vi) a certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate as of the date of this Agreement and is accurate as of the Closing Date as if made on the Closing Date except (A) for any changes resulting from activities or transactions which may have taken place after the date hereof and are permitted or contemplated by this Agreement or which have been entered into or have otherwise occurred in the Ordinary Course of Business and (B) except to the extent that such representations and warranties are made as of another specified date and, as to such representations and warranties, the same shall be true as of such specified date.
               (b) Buyer will deliver to Seller:
                    (i) the Closing Payment;
                    (ii) the Escrow Agreement; and
                    (iii) a certificate executed by Buyer to the effect that each of Buyer’s representations and warranties in this Agreement was accurate as of the date of this Agreement and is accurate as of the Closing Date as if made on the Closing Date except (A) for any changes resulting from activities or transactions which may have taken place after the date hereof and are permitted or contemplated by this Agreement or which have been entered into or have otherwise occurred in the Ordinary Course of Business and (B) except to the extent that such representations and warranties are made as of another specified date and, as to such representations and warranties, the same shall be true as of such specified date.
               (c) In addition to the deliveries of the Seller and the Buyer described above, on the third (3rd) day prior to the anticipated Closing Date, Seller shall have the right, but not the obligation, to deliver an updated version of the Disclosure Letter to the Buyer (the “Revised Disclosure Letter”). The Buyer shall have the right to object to any matter set forth on the Revised Disclosure Letter that was not previously set forth on the Disclosure Letter and shall not be obligated to consummate the Closing pending removal of such item from the Revised Disclosure Letter. Without modifying any of Seller’s obligations hereunder, if Buyer so objects, Seller shall have the right to remove any such offending item from the Revised Disclosure letter in advance of delivery to the Buyer at Closing.
          2.5 Adjustment Procedure and Amount.
               (a) Within thirty (30) days of the Closing, Seller will prepare and deliver to Buyer a balance sheet of the Company as of the Closing Date (“Closing Date Balance Sheet”), including a computation of consolidated stockholders’ equity as of the Closing Date. The Closing Date Balance Sheet will be prepared using the accounting methods and principles used in preparation of the Interim Balance Sheet, except that any (x) accounts receivable of the Company (other than the Court Receivables and the Included Receivable) on the Closing Date that have aged, more than ninety (90) days as of the Closing Date (the “Excluded Receivables”) and (y) Company Vehicles (together with the Excluded Receivables, the “Excluded Assets”) shall be disregarded and not counted as assets of the Company and (z) the Vehicle Loans shall be disregarded and not counted as liabilities of the Company (collectively, the “Balance Sheet

Adjustments”). If within, thirty (30) days following delivery of the Closing Date Balance Sheet, Buyer has not given Seller notice of its objection to the Closing Date Balance Sheet (such notice must contain a statement of the basis of Buyer’s objection), the Closing Date Balance Sheet will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, and the items in dispute cannot be resolved by agreement between Seller and Buyer prior to the ninetieth (90th) day after the Closing Date Balance Sheet is originally delivered pursuant hereto, the issues in dispute will be submitted to neutral certified public accountants, as selected by Seller and Buyer (the “Accountants”), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) the Accountants shall use the accounting methods and principles used in preparation of the Interim Balance Sheet, except that Balance Sheet Adjustments shall be made; (ii) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (iii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties, and the Closing Date Balance Sheet as finally determined by the Accountant shall be used in computing the Adjustment Amount; and (iv) Buyer and Seller will each bear 50% of the fees of the Accountants for such determination.
               (b) The “Adjustment Amount” will be equal to the amount, if any, by which the “Tangible Net Worth” (defined below) of the Company as of the Closing Date is more or less than zero (the “Measurement Amount”). The “Tangible Net Worth” of the Company means the difference between the aggregate dollar amount of the “tangible assets” of the Company set forth on the Closing Date Balance Sheet (other than the Excluded Assets) and the aggregate dollar amount of the liabilities set forth on the Closing Date Balance Sheet (not taking into account any liability associated with any Company Vehicle Loans). The line items from the Interim Balance Sheet that constitute “tangible assets” are listed on Exhibit 2.5(b). If the Tangible Net Worth is greater than the Measurement Amount, the Adjustment Amount will be paid by Buyer to Seller on or before the tenth (10th) business day after the Closing Date Balance Sheet is finally completed pursuant to Section 2.5(a) above. If the Tangible Net Worth is less than the Measurement Amount, the Adjustment Amount will be paid by Seller to Buyer on or before the tenth (10th) business day after the Closing Balance Sheet is finally completed pursuant to Section 2.5(a) above. The Adjustment Amount, if any, will be paid in immediately available funds by wire transfer or cashier’s check to an account specified in writing by party to receive the payment.
          2.6 Deferred Payment.
               (a) If, and only if, the “EBITDA” of the Company for the twelve-month period ending December 31, 2006 (the “2006 Deferred Payment Period”) is equal to or more than $606,000, on March 15, 2007 (the “2006 Deferred Payment Date”), Buyer shall pay to Seller the amount of $112,500 (the “2006 Deferred Payment Amount”). If, and only if, the “EBITDA” of the Company for the twelve-month period ending December 31, 2007 (the “2007 Deferred Payment Period”) is equal to or more than $705,000, on March 15, 2008 (the “2007 Deferred Payment Date”), Buyer shall pay to Seller the amount of $112,500 (the “2007 Deferred Payment Amount” and together with the 2006 Deferred Payment Amount, the “Deferred

Payment Amounts”). Buyer shall deliver any Deferred Payment due hereunder to Seller or the Escrow Agent in the manner pursuant to the terms of Section 5 of the Escrow Agreement. Any Deferred Payment to be made to Seller shall be made in the same manner as the Closing Payment is made, unless Seller provides notice to Buyer in writing of a change of account, and any Deferred Payment to be delivered to the Escrow Agent shall be made to the account prescribed in the Escrow Agreement, unless the Escrow Agent provides notice to Buyer in writing of a change of account.
               (b) As used herein, “EBITDA” means, with respect to the applicable twelve-month period, net income, plus income taxes, plus interest expense, plus depreciation and plus depletion and amortization of the Company for such twelve-month period. EBITDA shall be determined using the same accounting methods and principles used in preparation of the income statement of the Company for the twelve-month period ended December 31, 2004, except that any accounts or notes receivable of the Company (other than Court Receivables) at the end of the applicable twelve-month period that have aged more than ninety (90) days as of the end of the applicable twelve-month period shall be disregarded and not counted as assets of the Company.
               (c) On each Deferred Payment Date, the Buyer shall cause to be delivered to the Seller a copy of the Company’s financial statements as of and for the respective Deferred Payment Period (the “Deferred Payment Financial Statements”). The Deferred Payment Financial Statements shall be prepared using the accounting methods and principles used by the Company in preparing the Interim Balance Sheet but shall not give effect to the Balance Sheet Adjustments, except as expressly prescribed in paragraph (b) above with respect to accounts and notes receivable. The cost of preparing the Deferred Payment Financial Statements shall be borne by the Buyer.
               (d) The parties agree to act fairly and in good faith in their dealings with each other with respect to the Deferred Payment, including with respect to changes in operation or additional costs imposed on the Company by Buyer. The intent of the parties is to determine the Company’s EBITDA for each Deferred Payment Period in as near as is reasonably practicable to the manner in which it would be measured if the Company were not acquired by Buyer and instead continued to operate in the Ordinary Course of Business. It will be rebuttably presumed that extraordinary expenses will be excluded from the determination of EBITDA for each Deferred Payment Period, and the types of expenses that will be rebuttably presumed to be extraordinary, include, but are not limited to, any extraordinary signing bonuses paid to a prospective employee of the Company, any extraordinary expenses that are incurred by the Company in connection with the acquisition of a book of business (however it is effected) and any extraordinary corporate overhead charged to the Company by its parent or any of its Affiliates. All disputes with respect to the calculation of the Company’s EBITDA during any Deferred Payment period that cannot be resolved by agreement between Seller and Buyer prior to the thirtieth (30th) day after the relevant Deferred Payment Date will be submitted to neutral certified public accountants, as selected by Seller and Buyer (the “Deferred Payment Accountants”), for resolution. If issues in dispute are submitted to the Deferred Payment Accountants for resolution, (i) the Accountants shall use the accounting methods and principles used by the Company in preparing the Balance Sheet; (ii) each party will furnish to the Deferred Payment Accountants such work papers and other documents and information relating to the disputed issues as the Deferred Payment Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Deferred Payment Accountants any material relating to the determination and to discuss the determination with the Deferred Payment Accountants; and (iii) the determination by the Deferred Payment Accountants, as set forth in a notice delivered to both parties by the Accountants (the “Deferred Payment Determination Notice”), will be binding and conclusive on the parties. If the Determination Notice indicates that the relevant EBITDA target has been satisfied, Buyer shall pay the applicable Deferred Payment Amount to Seller within five (5) business days of receipt of the Determination Notice.
               (e) Notwithstanding any provision of this Agreement to the contrary, in the event that either the Buyer or the Company consummates a Sale Transaction (i) on or before the 2006 Deferred Payment Date, all of the Deferred Payment Amounts shall become immediately due and payable to Seller or (ii) following the 2006 Deferred Payment Date, but on or before the 2007 Deferred Payment Date, then the 2007 Deferred Payment Amount shall become immediately due and payable to Seller. Notwithstanding any provision of this Agreement to the contrary, in the event Seller’s employment with the Company is terminated for any reason, the obligation of the Company to pay each Deferred Payment shall become payable as follows: (i) if Seller’s employment is terminated on or before December 31, 2006, the entire Deferred Payment Amount shall be paid to Seller on March 15, 2007 in the manner prescribed herein; and (ii) if Seller’s employment is terminated after December 31, 2006 but on or before December 31, 2007, the 2007 Deferred Payment Amount shall be paid to Seller on March 15, 2008 in the manner prescribed herein.
     3. Representations and Warranties of Seller. Each of Seller and the Company, jointly and severally, represents and warrants to Buyer as follows:
          3.1 Organization and Good Standing.
               (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its properties and assets, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except in each case where the failure to qualify or to be in good standing would not have a material adverse effect on the Company. The Company has no Subsidiaries.
               (b) Seller has made available to Buyer complete and accurate copies of the Organizational Documents of the Company, as currently in effect.
          3.2 Authority; No Conflict.
               (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. Upon the execution and delivery by Seller of the Employment Agreement and the Seller’s Release (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. Seller has all necessary legal right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform his obligations under this Agreement and the Seller’s Closing Documents.
               (b) Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions by the Company or Seller will (with or without notice or lapse of time):
                    (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;
                    (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;
                    (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or otherwise give any Governmental Body the right to challenge the Contemplated Transactions;
                    (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract;
                    (v) result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the assets owned or used by the Company; or
                    (vi) cause the Company to become subject to or liable for the payment of any Tax.
               (c) Except as set forth in Part 3.2(c) of the Disclosure Letter, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.
          3.3 Capitalization. The authorized equity securities of the Company consist of 15,000 shares of common stock, par value $1.00 per share, of which 10,000 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances, except for Encumbrances for Taxes or other governmental obligations that are not yet due and payable, and, at the Closing Buyer shall obtain good and marketable title to the Shares, free and clear of all Encumbrances, except for Encumbrances for Taxes or other governmental obligations that are not yet due and payable. No legend or other reference to any purported Encumbrance appears upon any certificate representing any Shares. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Shares, there are no securities (as defined in the Securities Act) of the Company outstanding or issued. Other than this Agreement, there are no Contracts relating to the issuance, sale, or transfer of any securities of the Company. None of the outstanding securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Applicable Contract to acquire, any securities of any Person or any direct or indirect equity or ownership interest in any other business.
          3.4 Financial Statements. Attached hereto to Section 3.4 of the Disclosure Letter are the Seller’s: (a) internally prepared balance sheets of the Company as of December 31 in each of the years 2001, 2002, 2003 and 2004 (such balance sheet as of December 31, 2004, is the “Balance Sheet”), and the related internally prepared statements of income for each of the calendar years then ended and (b) an internally prepared balance sheet of the Company as of June 30, 2005 (the “Interim Balance Sheet”) and the related internally prepared statement of income for the partial year then ended, (together with the Interim Balance Sheet, the “Interim Financial Statements”). All such financial statements described in the preceding sentence, were prepared from and are consistent with the books and records of the Company and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company, as applicable, as of the respective dates of and for the periods referred to in such financial statements, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes. Except as otherwise disclosed in the notes to such financial statements, the financial statements referred to in this Section 3.4 reflect the consistent application throughout the periods involved of customary and sound accounting principles Seller reasonably believes to be used in preparing internal financial statements in the insurance agency industry by insurance agencies of a size substantially similar to the Company. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.
          3.5 Books and Records. The books of account, minute books, share record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls in a manner that provides reasonable assurance that: (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements and to maintain accountability for the assets of the Company, (iii) access to the assets of the Company is permitted only in accordance with management’s authorization and (iv) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals. The minute books of the Company contain materially complete minutes or other records of all meetings of shareholders and directors of the Company. At the Closing, all of such books and records will be in the possession of the Company at 4200 Evergreen Lane, Annandale, Virginia.
          3.6 Title to Properties; Encumbrances. The Company does not own any real property. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all leasehold or other interests of the Company in real property. Seller has made available to Buyer copies of the instruments (whether or not recorded) by which the Company acquired such interests, and copies of all title insurance policies, opinions, abstracts, and surveys of Seller or the Company relating to such interests, except for the lease dated February of 1989 between Thomas Patrick Danaher, father of Seller, and the Company which is to be terminated immediately prior to the Closing, without liability or obligation of the Company. The Company owns good and marketable title to all of the properties and assets (whether personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except for (a) security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to interests in real property, zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto and (e) liens securing certain leased equipment used by the Company.
          3.7 Condition and Sufficiency of Assets. All of the equipment and other tangible assets of the Company, are in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses to which they are being put. The equipment and other tangible assets of the Company are sufficient for the conduct of the Company’s business in substantially the same manner as presently conducted.
          3.8 Accounts Receivable. There are no promissory notes payable to the Company. All of the Accounts Receivable which are reflected on the Balance Sheet represent, and all accounts receivable of the Company which shall have arisen since the date of the Balance Sheet and prior to Closing will, represent obligations from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim or right of setoff relating to the amount or validity of any such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable. Except as set forth on the financial statements delivered to Buyer pursuant to Section 3.4, as of the date hereof, the Accounts Receivable and Excluded Receivables in existence on the date hereof are the only amounts due to the Company as of the date hereof.

          3.9 Company Appointments; Insurance Licensing; Customer Issues.
               (a) Part 3.9(a) of the Disclosure Letter sets forth (i) all insurance programs where the Company has placed business through a third-party broker and (ii) insurance companies (each a “Material Product”) for which the Company, within the three year period preceding the date hereof has acted as agent or broker, whether such relationship is active, and whether the Company acts as agent or broker (“Insurance Relationships”). Except as set forth on Part 3.9(a) of the Disclosure Letter, no Insurance Relationship through which the Company placed over $150,000 of premium dollars in the three year period ending September 27, 2005 (each, a “Designated Provider Agreement”) has been terminated or has been Threatened to be terminated.
               (b) Part 3.9(b) of the Disclosure Letter sets forth all resident and nonresident licenses to act as insurance agents, brokers, risk managers or consultants held by the Company (“Licenses”) and, to the Knowledge of the Company, its employees, listed by jurisdiction. The Licenses are current and in full force and effect, and no Governmental Body has Threatened to terminate any License.
               (c) Part 3.9(c) of the Disclosure Letter sets forth a list and reasonable description of all claims or Proceedings involving the Company or any employee or agent of the Company since December 31, 2001 (i) relating to insurance coverage under any policy of insurance, (ii) liability for payments under any bond or (iii) brought or Threatened by a customer or former customer of the Company with respect to a product or service provided by the Company during such period.
          3.10 No Undisclosed Liabilities. Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet, current liabilities incurred in the Ordinary Course of Business since the date thereof and executory Contract liabilities incurred pursuant to the terms of Contracts entered into by the Company in the Ordinary Course of Business and due other than as a result of any breach or violation of the terms of any such Contract.
          3.11 Taxes.
               (a) The Company has filed all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements. Seller has delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise Taxes filed with respect to periods beginning after December 31, 2000. The Company has paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise for all periods up to and including the Closing Date, or pursuant to any assessment received by Seller or the Company except in respect of such Taxes as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves to cover all potential liabilities have been provided in the Interim Balance Sheet.

               (b) Except as set forth on Part 3.11 of the Disclosure Letter, since January 1, 1998, none of the Company’s Tax Returns have been, or are presently, subject to audits by any Governmental Body. Neither Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.
               (c) There exists no proposed tax assessment against the Company except as disclosed in the Interim Balance Sheet. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except for unintentional, incidental and immaterial errors in the calculation, withholding or collection of such Taxes of a type and nature made or incurred in a manner consistent with operation of the Company in accordance with prudent business practices.
               (d) All Tax Returns filed by or on behalf of the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.
               (e) All of the federal and state income Tax Returns of the Company were prepared from and are consistent with the books and records of the Company.
          3.12 No Material Adverse Change. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change, and, except for entering into this Agreement, the Company has not, except as set forth on Part 3.12 of the Disclosure Letter:
               (a) had any change in its condition (financial or otherwise), operations, business, properties, assets, or liabilities, other than changes in the Ordinary Course of Business;
               (b) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially or adversely affecting its condition (financial or otherwise) or operations;
               (c) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any Shares or any other security of the Company and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any Shares or any other security of the Company;
               (d) changed its authorized or issued Shares; granted any stock option or right to purchase shares of the Company; issued any security convertible into such shares; granted any registration rights; purchase, redemption, retirement or other acquisition by the Company of any such shares;

               (e) amended the Organizational Documents of the Company;
               (f) incurred or agreed to incur any indebtedness for borrowed money;
               (g) paid or obligated itself to pay in excess of $15,000 in the aggregate for any fixed assets;
               (h) suffered any substantial loss or waived any substantial right;
               (i) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $10,000 or more in the aggregate, or canceled, or agreed to cancel, any debts or claims, other than in the Ordinary Course of Business;
               (j) mortgaged, pledged or subjected to any Encumbrance (other than a Permitted Encumbrance), or agreed to mortgage, pledge or subject to any Encumbrance, any of its properties or assets;
               (k) declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of the Shares or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of the Shares;
               (l) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind, including, but not limited to severance compensation, of any of its officers, employees or agents over the rate being paid to them on December 31, 2004, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, employee or agent other than in the Ordinary Course of Business;
               (m) (i) lost any customer that accounted for $50,000 or more of premiums in the twelve months immediately preceding the loss of such customer or (ii) had any Material Product canceled or knows of any Threatened cancellation of any Material Product or (iii) terminated or had terminated or amended in any material fashion any material Insurance Relationship;
               (n) made or permitted any material amendment or termination of any material Applicable Contract, including but not limited to any Designated Provider Agreement, to which it is a party;
               (o) except as set forth on Part 3.12(o) of the Disclosure Letter, had any resignation or termination of employment of any of its key officers or key employees or knows of any impending or Threatened resignation or resignations or termination or terminations of employment that has had or would reasonably be expected to have a material adverse effect on its operations or business;
               (p) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets, liabilities or practices;

               (q) made any charitable contribution or pledge in excess of $5,000 in the aggregate;
               (r) made any political contribution or pledge;
               (s) entered into any transaction not in the Ordinary Course of Business;
               (t) been Threatened with any Proceeding or received any notice of or become aware of any fact or facts that would reasonably be expected to lead to any Proceeding; or
               (u) agreed, whether orally or in writing, to do any of the foregoing.
          3.13 Employee Benefits.
               (a) The Disclosure Letter lists each employee benefit plan subject to ERISA, maintained by the Company or to which it contributes, whether directly or indirectly by payments to a professional employer organization which provides benefits to leased employees, (each, a “Plan” and collectively, the “Plans”).
                    (i) Legal Compliance. Each Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws. . Each such Plan which is intended to be qualified under Section 401(a) of the Code (including Section 4975(e)(7) of the Code if the Plan is an employee stock ownership plan) or to provide favorable tax treatment to employees or directors or any funding vehicle under Section 104, 105, 106, 125, or 129, 501(a) or 501(c)(9) of the Code meets the requirements of the Code, and if intended to be a “qualified plan” under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service.
                    (ii) Reporting Compliance. Except as set forth in Part 3.13 of the Disclosure Letter, all required reports and descriptions have been filed or distributed appropriately with respect to each Plan.
                    (iii) Payment Compliance. All contributions required to be made under each Plan for all periods through and including the Closing Date, or adequate accruals therefor have been or shall be provided therefor by the Closing Date.
                    (iv) Plan Documentation. Seller has obtained, and has delivered to Buyer correct and complete copies of, the plan documents and summary plan descriptions, the insurance certificates, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each Plan.
                    (v) No Prohibited Transactions or Fiduciary Breaches. Neither any Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction which might subject any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, to any liability due to a failure to comply with fiduciary responsibility duties imposed by Title I, Part 4 of ERISA or to a penalty or other liability imposed by Title I, Part 5 of ERISA.
                    (vi) No Multi-employer or Defined Benefit Plans. The Company has never contributed, nor has ever been required to contribute to any multi-employer plan or defined benefit plan, nor does the Company have any material liability under any multi-employer plan or defined benefit plan.
          3.14 Compliance with Legal Requirements; Governmental Authorizations.
               (a) Except as set forth in Part 3.14(a) of the Disclosure Letter:
                    (i) The Company is, and at all times since December 31, 2003 has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including but not limited to, compliance with all Licenses;
                    (ii) the Company has not received, at any time since December 31, 2002 any notice or other written communication from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any Legal Requirement.
               (b) Part 3.14(b) of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization, including, but not limited to the Licenses, that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14(b) of the Disclosure Letter:
                    (i) the Company is, and at all times since December 31, 2003 has been, in compliance in all material respects with the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14(b) of the Disclosure Letter;
                    (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or results directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter or (B) results directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter;
                    (iii) the Company has not received, at any time since December 31, 2002, any notice or other written communication from any Governmental Body or any other Person regarding (A) any violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                    (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14(b) of the Disclosure Letter and for renewal of the Licenses have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies
     The Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner currently conducted and operate such business and to permit the Company to own and use its assets in the manner in which its currently owns and uses such assets.
          3.15 Legal Proceedings; Orders.
               (a) Except as set forth in Part 3.15(a) of the Disclosure Letter, there is no pending Proceeding:
                    (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or
                    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
     To the Knowledge of Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a reasonable basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings and correspondence, relating to each Proceeding listed in Part 3.15(a) of the Disclosure Letter. The Proceedings listed in Part 3.15(a) of the Disclosure Letter have not had and could not be reasonably expected to have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.
               (b) Except as set forth in Part 3.15(b) of the Disclosure Letter:
                    (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;
                    (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and
                    (iii) to the Knowledge of Seller and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.
               (c) Except as set forth in Part 3.15(c) of the Disclosure Letter:

                    (i) the Company is, and at all times since December 31, 2002 has been, in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;
                    (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to materially comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject;
                    (iii) the Company has not received, at any time since December 31, 2003, any notice or other written communication from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject; and
                    (iv) the Company has not been subject to or otherwise participated in any Proceeding since December 31, 2002.
          3.16 Reserved.
          3.17 Contracts; No Defaults.
               (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list of:
                    (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $5,000;
                    (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $5,000;
                    (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business;
                    (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property of the Company (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $2,500);
                    (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property of the Company, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property of the Company;

                    (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;
                    (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any business or compete with any Person;
                    (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
                    (ix) each power of attorney relating to the Company that is currently effective and outstanding;
                    (x) each Applicable Contract for capital expenditures in excess of $15,000;
                    (xi) each written warranty, guaranty and other similar undertaking with respect to performance by the Company under any Applicable Contract not otherwise disclosed on Part 3.17(a) of the Disclosure Letter made or provided by the Company other than in the Ordinary Course of Business;
                    (xii) each Designated Provider Agreement (and Seller has delivered to Buyer copies of the ten (10) Designated Provider Agreements pursuant to which the Company has generated the greatest amount of premium revenue during the twelve (12) month period ended August 31, 2005 (the “Top Ten Designated Provider Agreements”) that are correct and complete in all material respects); and
                    (xiii) each material amendment, supplement, and modification in respect of any of the foregoing.
               (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:
                    (i) Seller (and no Related Person of Seller) does not have and may not acquire any rights under, nor does Seller have or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and
                    (ii) to the Knowledge of Seller and the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.
               (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms with respect to Seller and the Company, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally, and, to the Knowledge of Seller, all such Contracts are valid and enforceable in accordance with their terms against all other parties thereto.
               (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:
                    (i) the Company is, in material compliance with the terms and requirements of each Applicable Contract under which the Company has any obligation or liability or by which the Company or any of the assets owned or used by the Company is bound;
                    (ii) to the Knowledge of Seller, each other Person that has any obligation or liability under any Applicable Contract under which the Company has any rights is in material compliance with the applicable terms and requirements of such Contract; and
                    (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) contravenes, conflicts with, or violates or breaches, or gives the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.
          3.18 Insurance. Seller has delivered to Buyer:
               (a) a true and complete list of each policy of insurance to which the Company is a party or under which the Company, or any director of the Company in his or her capacity as such, is covered, including the name of the insurance provider, the policy number, type of insurance coverages and amounts of such coverages; and
               (b) true and complete copies of all pending applications for policies of insurance.
               (c) Part 3.18(b) of the Disclosure Letter describes any self-insurance arrangement by or affecting the Company, including any reserves established thereunder.
               (d) Except as otherwise set forth on Part 3.18(c) of the Disclosure Letter, for the current policy year and each of the four preceding policy years there have been no claims of any nature or kind under any insurance policy to which the Company is a party or which otherwise provides insurance coverage to the Company or any of its officers or directors or other Representatives.
               (e) Except as set forth on Part 3.18(d) of the Disclosure Letter:
                    (i) all insurance policies to which the Company is a party or that provide coverage to the Seller or the Company and to the Knowledge of Seller, all policies to which the Company is not a party and which provide coverage to any director or officer of the Company (other than Seller) in his or her capacity as such are valid, binding, enforceable and in full force and effect, will continue to be valid, binding, enforceable and in full force and effect without any material amendment immediately following the Closing.
                    (ii) the insurance policies to which the Company is a party are sufficient for compliance with all applicable Legal Requirements and Applicable Contracts.
                    (iii) neither Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights with respect to any pending Proceedings or (B) any written notice of cancellation with respect to any insurance policy or written notice that any insurance policy will not be renewed on substantially the same terms as presently in effect.
                    (iv) The Company has paid all premiums when due, and is not in breach of its obligations, under any insurance policy to which the Company is a party or that the Company is otherwise required to pay pursuant to any Applicable Contract.
                    (v) The Company has given notice to the insurer of all currently pending claims that may be insured thereby.
          3.19 Reserved.
          3.20 Employees.
               (a) Part 3.20 of the Disclosure Letter contains a complete and materially accurate list of the following information for each employee (which term for purposes hereof is intended to include any leased employee provided pursuant to an agreement with a professional employer organization, whether or not a common law employee of the Company) or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2004; vacation and sick leave accrued; date of hire; and service credited for purposes of vesting and eligibility to participate under any of the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, retention pay, change in control pay, insurance, medical, welfare, or vacation plan or under any other employee benefit plan, program or arrangement.
               (b) Seller is not, and to the Knowledge of the Seller, no other employee or director of the Company is, a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business through any such employee or director. To Seller’s Knowledge, no director, officer or other key employee of the Company intends to terminate his employment with the Company.
               (c) Part 3.20 of the Disclosure Letter also contains (i) a complete and accurate list of the following information for each retired employee or director of the Company,

or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage and other benefits, (ii) a complete and accurate list of any compensatory plan, program or arrangement (other than a Plan) maintained for or with respect to an employee or director of the Company, (iii) a summary of any compensatory plan, program or arrangement (whether or not a Plan) providing post-retirement or post-termination benefits other than COBRA rights or retirement benefits through a plan qualified under Section 401(a) of the Code, and (iv) a summary of any compensation plan, program or arrangement which will trigger any liability for payment or benefits as a result of entering into this Agreement or the consummation of the Closing.
          3.21 Labor Relations; Compliance. Since December 31, 2002, the Company has not been and is not a party to any collective bargaining or other Contract to or with any labor union or other employee representative of a group of employees. Since December 31, 2002, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or its premises, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. Except as set forth on Section 3.21 of the Disclosure Letter, the Company has complied in all material respects with all Legal Requirements applicable to the Company relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
          3.22 Intellectual Property; Trade Secrets.
               (a) Schedule 3.22(a) sets forth a complete list of all of the material Intellectual Property the Company owns or has the right to use, except for mass-produced, shrink wrap computer software products licensed by third parties at a cost to the Company of less than $2,500 (the “Company Intellectual Property”). Neither Seller nor the Company has Knowledge or has received written notice that it is infringing upon the intellectual property rights of any third party with respect to the Company’s use of the Company Intellectual Property or has Knowledge or has received written notice that any third party is infringing upon the rights of the Company in the Company Intellectual Property. There are no claims pending against the Company alleging that the Company’s use of the Company Intellectual Property infringes on the intellectual property rights of any third party and, to the Knowledge of Seller no such claim is Threatened.

               (b) Seller and the Company have taken reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets. The Company owns or has the unrestricted right to use all of the Trade Secrets.
          3.23 Certain Payments. Except as set forth on Part 3.23 of the Disclosure Letter, since December 31, 2003, neither the Company, any director, officer nor to Seller’s Knowledge agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
          3.24 Relationships with Related Persons. Except as set forth on Part 3.24 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of the Company has, or since January 1, 2003 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s businesses. Neither Seller nor any Related Person of Seller or of the Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an securities or any other financial or profit interest in, a Person that has (i) had business dealings or a financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for ownership of equity securities representing two percent (2%) or less of the outstanding equity securities of any Person, the equity securities of which are publicly held or traded. Except as set forth in Part 3.25 of the Disclosure Letter, no Related Person of Seller or of the Company (other than Seller) has received compensation, payments or perquisites of any nature or kind or is a party to any Contract with, or has any claim or right against the Company (collectively, the “Related Persons Agreements”).
          3.25 Disclosure. No representation or warranty of Seller in this Agreement, the Disclosure Letter or in any agreement or certificate required pursuant to this Agreement to be delivered by Seller or the Company in connection with the Closing omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
          3.26 Bank Accounts; Powers of Attorney. Part 3.26 of the Disclosure Letter sets forth (i) the name of each bank or other financial institution in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.
          3.27 Certain Disclosures. Part 3.27 of the Disclosure Letter contains:

               (a) a list of those Persons that were the twenty-five (25) largest customers of the Company in terms of dollar amount of sales during the Company’s fiscal year ended December 31, 2004, and during the period from January 1, 2005 through June 30, 2005, together with a statement for each such customer during each such period of the dollar amount of such sales;
               (b) a list of those Insurance Relationships that were the ten (10) largest providers of policies or other products sold by the Company in terms of dollar amount of revenue to the Company during the Company’s fiscal year ended December 31, 2004, and during the period from January 1, 2005 through July 31, 2005, together with a statement for each such Insurance Relationship for each such period of the dollar amount of such revenue; and
               (c) a list of all of the outstanding binders for policies or other products to be issued by or through the Company on the date hereof.
          3.28 Brokers or Finders. Seller and his agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.
     4. Representations And Warranties Of Buyer. Buyer represents and warrants to Seller as follows:
          4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia.
          4.2 Authority; No Conflict.
               (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. Upon the execution and delivery by the Company of the Employment Agreement (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. Buyer has the corporate right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents. The execution and delivery by the Buyer of this Agreement and the Buyer’s Closing Documents and the performance by the Buyer of its covenants and agreements hereunder and thereunder and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action.
               (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                    (i) any provision of Buyer’s Organizational Documents;
                    (ii) any resolution adopted by the board of directors or the shareholders of Buyer;
                    (iii) any Legal Requirement or Order to which Buyer may be subject; or
                    (iv) any Contract to which Buyer is a party or by which Buyer may be bound.
     Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
          4.3 Investment Intent. The Buyer is:
               (a) acquiring the Shares for its own account for investment purposes only and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act;
               (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares contemplated hereby, and is able to indefinitely bear the economic risk of such investment;
               (c) has had the opportunity to meet with certain of the Company’s officers and representatives to discuss the Company’s business; and
               (d) understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or pursuant to an exemption therefrom.
          4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
          4.5 Brokers or Finders. Except for the obligations of Buyer to MarshBerry, which obligations are the sole and exclusive responsibility of Buyer, Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     5. Covenants of Seller Prior To Closing Date.
          5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, each of Seller, the Company and the Representatives of either of them will, (a) afford Buyer and its Representatives full and free access to the Company’s personnel, properties (including environmental testing), contracts, books and records, and other documents and data during reasonable and customary business hours, (b) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request. In addition, between the date of this Agreement and the Closing Date, Seller and the Company shall permit Buyer to discuss post-Closing arrangements with insurance providers who are party to the Designated Provider Agreements and to request assurances from such providers relating to the period after the Closing; provided however, that the Seller shall be present for all such discussions.
          5.2 Operation of the Business of the Company. Between the date of this Agreement and the Closing Date, each of Seller and the Company will:
               (a) conduct the business of the Company only in the Ordinary Course of Business in a good and diligent manner;
               (b) use his and its reasonable best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers (including, but not limited to all Insurance Relationships), customers, landlords, creditors, employees, agents, and others having business relationships with the Company;
               (c) confer with Buyer concerning operational matters of a material nature; and
               (d) otherwise report periodically to Buyer concerning the status of the business, operations and finances of the Company.
          5.3 Negative Covenant. Except as otherwise expressly required pursuant to this Agreement, between the date of this Agreement and the Closing Date, neither Seller nor the Company will permit the Company to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.12 occurs or is reasonably likely to occur.
          5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller and the Company, and each Related Person of Seller or the Company, will make all filings required by Legal Requirements to be made by any of them in order to consummate the Contemplated Transactions and will make reasonable best efforts to obtain all consents identified on Parts 3.2(b) and 3.2(c) of the Disclosure Letter. Between the date of this Agreement and the Closing Date, Seller and the Company will, and each of them will use its or his reasonable best efforts to cause each Related Person of Seller or the Company, to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, including, but not limited to notice filings made with the Federal Reserve and/or the Virginia State Corporation Commission, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.
          5.5 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties as of the date of this Agreement, or if the Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.
          5.6 Payment of Indebtedness By Related Persons. Seller will cause all indebtedness set forth on the Interim Balance Sheet that is owed to the Company by Seller or any Related Person of Seller to be paid in full prior to Closing.
          5.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, none of Seller, the Company or the Representatives of either of them will directly or indirectly engage in any discussions or negotiate with any party regarding (i) any business combination of the Company, whether by way of merger, consolidation, share exchange or other transaction, (ii) any offering of any securities of the Company or (iii) any sale of any of the shares or any material assets of the Company other than the transfer of the Company Vehicles to the Seller (collectively, the “Prohibited Actions”). Seller will immediately notify Buyer if any of Seller or his Representatives or the Company or its Representatives receive any communication in respect of any of the Prohibited Actions.
          5.8 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, each of Seller and the Company will use his and its reasonable best efforts to cause the conditions in Sections 7 and 8 to be satisfied.
     6. Covenants Of Buyer Prior To Closing Date.
          6.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each such Related Person to, (i) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
          6.2 Reasonable Best Efforts. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its reasonable best efforts to cause the conditions in Sections 7 and 8 to be satisfied.
     7. Conditions Precedent to Buyer’s Obligation To Close. Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer to consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

          7.1 Accuracy of Representations.
               (a) Each of Seller’s and the Company’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date except (A) for any changes resulting from activities or transactions which may have taken place after the date hereof and are permitted or contemplated by this Agreement or which have been entered into or have otherwise occurred in the Ordinary Course of Business and (B) except to the extent that such representations and warranties are made as of another specified date and, as to such representations and warranties, the same shall be true as of such specified date.
               (b) Each of Seller’s and the Company’s representations and warranties in Section 3.3 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.
          7.2 Seller’s Performance.
               (a) All of the covenants and obligations that either of Seller or the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
               (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all material respects.
          7.3 Consents. Each of the Consents identified in Part 3.2 of the Disclosure Letter and each of the Consents listed on Schedule 4.2 must have been obtained and must be in full force and effect.
          7.4 Additional Documents. Each of the following documents must have been delivered to Buyer:
               (a) an opinion of Hogan & Hartson L.L.P. dated the Closing Date, in the form of Exhibit 7.4(a);
               (b) evidence of termination of the lease that is in effect as of the date hereof with respect to the Company’s office condominium located at Suite 322, 4200 Evergreen Lane, Annandale, Virginia (the “Main Office”) on terms reasonably satisfactory to Buyer;
               (c) a lease for a term of three (3) years between a limited liability company to be formed and the Company in substantially the form of Exhibit 7.4(c) with respect to the Main Office;
               (d) written evidence reasonably satisfactory to Buyer of the satisfaction and discharge in full of any and all liability and potential liability of the Company in connection with the matter disclosed in Part 3.11(a), Item 1 and Part 3.11(b), Item 1 of the Disclosure Letter; and
               (e) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller’s and the Company’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller or the Company, (iii) evidencing the satisfaction of any condition referred to in this Section 7 or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
          7.5 No Proceedings. There shall not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
          7.6 No Claim Regarding Share Ownership or Sale Proceeds. There shall not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any securities or other ownership interest in the Company or (b) is entitled to all or any portion of the Purchase Price.
          7.7 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.
          7.8 Operation in the Ordinary Course; No Adverse Change. From the date of the this Agreement through the Closing Date, the Company shall have operated in the Ordinary Course of Business. There shall not have been any material adverse change in the Company, its financial condition, prospects or results of operation and none of the changes or events listed in Section 3.12 hereof shall have occurred.
          7.9 Key Man Insurance; Disability Insurance. The Company shall have applied for a key man insurance policy or policies on the life of Seller and in the event of the disability of Seller, to be obtained at the expense of Buyer from a carrier or carriers reasonably satisfactory to Buyer, on terms reasonably satisfactory to Buyer in its sole discretion.
          7.10 Key Employee Agreements. The Company shall have obtained from all of its employees and agents as are designated by Buyer, including, but not limited to, Gregg F. Siegel, Daisy F. Newberry, Billy G. Smith and Bradley A. Rothermel, agreements relating to their employment and restrictions on their business activities, including, but not limited to the Producer Agreements, on such terms as Buyer determines in its sole discretion.

          7.11 Liability Insurance. The Company shall have completed the application for three (3) years of extended reporting coverage under the Company’s existing errors and omissions insurance policy.
          7.12 2004 Tax Return. The Company shall have filed its 2004 federal and state income Tax Returns, including information and results of operations substantially similar to the information and results of operation contained in drafts of such tax returns presented to Buyer.
          7.13 Related Persons. All of the Related Persons Agreements shall have been amended or terminated as the case may be, on terms acceptable to Buyer in its sole discretion.
          7.14 Designated Provider Agreements. Buyer shall have determined in its sole discretion that the Top Ten Designated Provider Agreements will continue in effect after the Closing on terms satisfactory to Buyer in its sole discretion and that each of Designated Provider Agreements other than the Top Ten Designated Provider Agreements will continue in effect after the Closing on terms reasonably satisfactory to Buyer.
          7.15 No Company Vehicles. As of the Closing Date, the Company shall not be the obligor under any financing arrangements with respect to any motor vehicles, including but not limited to the financing arrangements (collectively, the “Company Vehicle Loans”) to which the Company currently is a party with respect to the following vehicles: 2004 Infiniti G35, 2004 GMC Yukon and 2004 Mercedes Benz S430 (the “Company Vehicles”). On or before the Closing Date, the Company shall assign full right and title to the Company Vehicles to the Seller.
          7.16 Resignations. Seller shall have delivered to Buyer evidence of the resignation of all officers and directors of the Company effective as of the Closing in form reasonably acceptable to Buyer provided that Seller shall not resign his position as President of the Company.
          7.17 Form 5500. Seller and the Company shall have undertaken commercially reasonable best efforts to effect the filing with all appropriate Governmental Authorities of the Form 5500 described in Part 3.11(b), Item 2 of the Disclosure Letter, together with all related notices or filings required in connection with such Form 5500.
          7.18 Escrow Agent. Seller and Buyer shall have selected a mutually agreeable Escrow Agent.
     8. Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller to consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
          8.1 Accuracy of Representations. Each of Buyer’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

          8.2 Buyer’s Performance.
               (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
               (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the Closing Payment, as adjusted by the Adjustment Amount.
          8.3 Consents. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.
          8.4 Additional Documents. Buyer must have caused to be delivered to Seller such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8 or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.
          8.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
          8.6 Escrow Agent. Seller and Buyer shall have selected a mutually agreeable Escrow Agent.
     9. Termination.
          9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
               (a) by either Buyer or Seller if a material breach of this Agreement has been committed by the other party and such breach has not been (i) remedied within ten (10) business days following receipt of written notice from the other party specifying such breach and demanding that it be remedied or (ii) waived;
               (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;
               (c) by mutual consent of Buyer and Seller; or

               (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 15, 2005.
          9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
     10. Indemnification.
          10.1 Indemnification and Payment Of Damages By Seller.
               (a) Subject to the limitations set forth in this Agreement, Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, controlling Persons, Subsidiaries (including, after the Closing, the Company) and affiliates (collectively, the “Buyer Indemnified Parties”) for, and will pay to the Buyer Indemnified Parties the amount of, any loss, liability, claim, damage (including incidental, consequential, punitive and special damages), expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”) and in all cases net of any insurance proceeds received by Buyer Indemnified Parties as a result of such Damages, arising, directly or indirectly, from or in connection with:
                    (i) any breach of any representation or warranty made by Seller or the Company in this Agreement, the Disclosure Letter or in any agreement or certificate delivered by Seller or the Company pursuant to this Agreement at or as a condition to the Closing, including the Seller’s Closing Documents;
                    (ii) any breach by Seller or the Company of any covenant, agreement or obligation of Seller or the Company in this Agreement, the Disclosure Letter or in any agreement or certificate delivered by Seller pursuant to this Agreement at or as a condition of the Closing, including the Seller’s Closing Documents;
                    (iii) the matter listed as item 2 in Part 3.21 of the Disclosure Letter;
                    (iv) the information set forth in Part 3.9(c) of the Disclosure Letter or pursuant to any claim made against the Company in respect thereof by any Person (the “Loudoun Matter”); and
                    (v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by any such Person with either Seller or the Company or any Person acting on behalf of either of them in connection with any of the Contemplated Transactions.
               (b) All claims made by any Buyer Indemnified Party under Section 10.1 shall be asserted in accordance with the following provisions. The Buyer Indemnified Parties shall promptly after any of them becomes aware of any circumstance which might reasonably be expected to become the subject matter of a claim to be made by any of them against the Seller under this Agreement (a “Buyer Claim”), advise the Seller in writing in reasonable detail of such circumstance (to the extent known at such time) and the basis for the Buyer Indemnified Party’s claim for indemnification, and shall provide the Seller, from time to time, such information that the Seller shall reasonably request in connection therewith; provided that any delay or failure to so advise the Seller shall not relieve the Seller from any liability except to the extent that the defense of such Buyer Claim is prejudiced by such delay or failure or to the extent that any applicable period set forth in Section 10.3 has expired without such notice being given. After receipt by the Seller of such notice, then upon reasonable notice from the Seller to the Buyer Indemnified Parties, or upon the request of the Buyer Indemnified Parties, the Seller shall defend, manage and conduct any proceedings, negotiations or communications involving any Buyer Claim involving a claim against a Buyer Indemnified Party by a third party, and shall take all actions necessary so as to enable the claim to be defended against and resolved without expense or other action by the Buyer Indemnified Parties. Upon request of Seller, the Buyer Indemnified Parties shall, to the extent they may legally do so (i) take such action as the Seller may reasonably requests in connection with such action, (ii) allow the Seller to dispute such action in the name of the Buyer Indemnified Parties and to conduct a defense to such action on behalf of the Buyer Indemnified Parties, and (iii) at Seller’s expense, render to the Seller all such assistance as the Seller may reasonably request in connection with such dispute and defense.
               (c) Notwithstanding anything to the contrary contained herein, but subject to the remaining provisions of this Section 10.1(c), the liability of the Seller to Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 10 is subject to the following:
                    (i) Seller shall not be liable to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to this Section 10:
                         (A) to the extent that the aggregate amount for which Seller is liable exceeds an aggregate maximum indemnity amount of one million five hundred thousand dollars ($1,500,000) (the “General Indemnity Cap”), except (1) in the event of a breach by Seller or the Company of any of the representations or warranties set forth in Section 3.3 (a “Capitalization Breach”) or (2) in the event the Company suffers any Damages in respect of, relating to, or pursuant to any claim made by any party against the Company in respect of the Loudoun Matter, in respect of both of which the aggregate amount for which Seller is liable is the Purchase Price; and
                         (B) unless and until the aggregate amount for which Seller is liable exceeds twenty-seven thousand seven hundred and seventy five dollars ($27,750) (the “Deductible”), and then the Seller shall only be liable only for such amounts in excess of the

Deductible, except (1) in respect of a Capitalization Breach and (2) in the event the Company suffers Damages in respect of or relating to the Loudoun Matter, in respect of both of which their shall be no deductible, and Seller shall be liable from the first dollar of Damages.
          The foregoing limitations shall not apply with respect to fraud, and any Damages for which Seller becomes liable in respect of the Loudoun Matter shall not be counted in determining whether Seller has reached the General Indemnity Cap or the Deductible; provided, however, that the aggregate liability of Seller for indemnification under this Agreement (including without limitation the Loudoun Matter or a Capitalization Breach), except with respect to fraud, shall not exceed the Purchase Price.
                    (ii) unless the claim is asserted on or prior to the applicable Survival Expiration Date, if any.
               (d) Any payment by the Seller to a Buyer Indemnified Party under this Section 10 shall constitute a reduction of the Purchase Price.
               (e) In the absence of fraud by Seller, Buyer shall not be entitled to rescission.
          10.2 Indemnification and Payment of Damages by Buyer.
               (a) Buyer will indemnify and hold harmless Seller and his Representatives and affiliates (collectively, the “Seller Indemnified Parties”), and will pay to the Seller Indemnified Parties, the amount of any Damages, in all cases net of any insurance proceeds received by Seller Indemnified Persons as a result of such Damages, arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by Buyer in this Agreement or in any agreement or certificate delivered by Buyer pursuant to this Agreement including the Buyer Closing Documents, (ii) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement or in any agreement or certificate delivered by Buyer pursuant to this Agreement, including the Buyer Closing Documents, or (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
               (b) All claims made by any Seller Indemnified Party under Section 10.2 shall be asserted in accordance with the following provisions. The Seller Indemnified Parties shall promptly after any of them becomes aware of any circumstance which might reasonably be expected to become the subject matter of a claim to be made by any of them against the Buyer under this Agreement (a “Seller Claim”), advise the Buyer of such circumstance (to the extent known at such time), and shall afford the Buyer, from time to time, such information as the Buyer shall reasonably request in connection therewith; provided that any delay or failure to so advise the Buyer shall not relieve the Buyer from any liability except to the extent that the defense of such Seller Claim is prejudiced by such delay or failure. After receipt by the Buyer of such notice, then upon reasonable notice from Buyer to the Seller Indemnified Parties, or upon the request of the Seller Indemnified Parties, Buyer shall defend, manage and conduct any proceedings, negotiations or communications involving any Seller

Claim involving a claim against a Seller Indemnified Party by a third party and shall take all actions necessary so as to enable the claim to be defended against and resolved without expense or other action by the Seller Indemnified Parties. Upon request of Buyer, the Seller Indemnified Parties shall, to the extent they may legally do so (i) take such action as the Buyer may reasonably request in connection with such action, (ii) allow the Buyer to dispute such action in the name of the Seller Indemnified Parties and to conduct a defense to such action on behalf of the Seller Indemnified Parties, and (iii) at Buyer’s expense, render to the Buyer all such assistance as the Buyer may reasonably request in connection with such dispute and defense.
               (c) Notwithstanding anything to the contrary contained herein, but subject to the remaining provisions of this Section 10.2(c), the liability of Buyer to the Seller Indemnified Parties with respect to claims for indemnification pursuant to Section 10 is subject to the following:
                    (i) Buyer shall not be liable to the Seller Indemnified Parties with respect to claims for indemnification pursuant to this Section 10:
                         (A) to the extent that the aggregate amount for which Buyer is liable exceeds the General Indemnity Cap; and
                         (B) unless and until the aggregate amount for which Buyer is liable exceeds the Deductible and then Buyer shall only be liable only for such amounts in excess of the Deductible.
          The foregoing limitations shall not apply with respect to fraud; and
                    (ii) unless the claim is asserted on or prior to the applicable Survival Expiration Date, if any.
               (d) In the absence of fraud by Buyer, Seller shall not be entitled to rescission.
          10.3 Survival; Time Limitations.
               (a) Subject to the subsequent provisions of this Section 10.3, all representations, warranties, covenants, agreements and obligations in this Agreement, the Disclosure Letter and any certificate or other document delivered pursuant to this Agreement will survive the Closing.
               (b) Except as set forth below the representations and warranties of the parties contained herein shall survive the Closing for a period of eighteen (18) months from the Closing Date (the “Standard Survival Expiration Date”), notwithstanding any investigation at any time made by or on behalf of any Party, and shall not survive beyond such period, provided that if written notice is properly given under this Section 10 with respect to any matter allegedly the subject of this Section 10 prior to such period, the obligations under this Section 10 shall continue in force and effect indefinitely until the applicable claim is finally resolved.

               (c) Notwithstanding Section 10.3(b) above, (i) the representations and warranties of the Seller set forth in Section 3.3 (Capitalization) and the post closing indemnity obligations of the Seller as set forth in Section 10.1 with respect solely to the Section 3.3 (Capitalization) and (ii) the obligations of Seller to indemnify Buyer hereunder with respect to the Loudoun Matter, both shall survive Closing and shall not terminate the (“Indefinite Survival Expiration Date”).
               (d) Notwithstanding Section 10.3(b) above, the representations and warranties of the Company and/or Seller set forth in Section 3.11 (Taxes), Section 3.13 (Employee Benefits) and the rights of Buyer to make a claim in respect of item 2 listed on Part 3.21 of the Disclosure Letter shall survive the Closing and terminate upon expiration of the applicable statute of limitations (the “S.O.L. Survival Expiration Date” and, together with the Standard Survival Expiration Date and the Indefinite Survival Expiration Date, the “Survival Expiration Date”).
          10.4 Additional Indemnification Provision. Except in the case of fraud, from and after the Closing, the provisions of this Section 10 shall be the exclusive basis for the assertion of claims against, or the imposition of liability on, any party in respect of this Agreement, the Buyer Closing Documents, the Seller Closing Documents (collectively, the “Transaction Documents”) and the Contemplated Transactions, including any breach or alleged breach of any Transaction Document in each case other than claims for Damages pursuant to Section 11.1, claims for specific performance (including under Section 11.1) and other than in respect of a dispute arising under Section 2.5 or 2.6 hereof which shall be resolved utilizing the procedures and in the manner set forth in such section or sections and shall not be subject to or counted in determining whether or not the Deductible or the General Indemnity Cap has been met or exceeded.
          10.5 No Effect of Investigation. The right to indemnification provided herein, payment of Damages or other remedy based on the representations, warranties, covenants, agreements and obligations set forth herein, in the Disclosure Letter or in any certificate or other document delivered pursuant hereto will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, agreement or obligation.
          10.6 No Effect of Waiver. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representation, warranty, covenant, agreement or obligation.
     11. Post-Closing Covenants.
          11.1 Negative Covenants of Seller.
               (a) Seller covenants and agrees that he shall not for a period of five(5) years after the Closing Date (the “Non-Compete Period”), either for his account or as an agent,

partner, manager or other representative of any Person, directly or indirectly, through one or more intermediaries, except on behalf of the Company in the course of his employment with the Company or its successors or assigns, sell to, provide products or services to, solicit or accept any risk management, insurance or bond business or engagement or any substantially similar business or engagement from any of the “Customers of the Company”. As used herein, “Customers of the Company” includes all Persons to whom the Company has sold an insurance policy or product or a bond or risk management product of any type or nature that is in effect on the Closing Date and any other Person to whom the Company has made a written proposal to provide any of the above, within the eighteen (18) month period preceding the Closing Date.
               (b) Seller hereby covenants and agrees that he shall not during the Non-Compete Period, except on behalf of the Company in the course of his employment with the Company or its successors or assigns:
                    (i) Use or permit others to use, disclose or divulge to others or copy or reproduce any data or information relating to the Company or Buyer or otherwise used in the business of either of them (including, without limitation, intellectual property, customer lists, sales records, bids, proposals, contracts, business systems and procedures, financial records and information relating to the businesses and operations of customers of the Company), whether in written or unwritten form or in a form produced or stored by any magnetic, electrical or mechanical means or process, other than data or information published or disclosed other than by Seller or which is readily available from public or trade sources.
                    (ii) Either for his account or as an agent, partner, manager, or other representative of any Person, directly or indirectly, through one or more intermediaries: (A) engage in competition anywhere within Washington, DC MSA (as more particularly described on Exhibit 11.1(b)(ii)) (the “Restricted Territory”) with the operation of the Company or its successors or assigns of the business of an insurance agency, including, without limitation, marketing and sales of risk management, insurance and bond products and services, policies and other substantially similar agreements (collectively, the “Business”); or (B) except for Seller’s ownership of Buyer, own, manage, operate, control or participate in the ownership (other than as the owner of equity securities representing two percent (2%) or less of the outstanding equity securities of any entity, the equity securities of which are publicly held or traded), management, operation, membership or control of any Person that competes with the Company in the Business or provides or offers to provide to any Person products or services provided by the Company in the Business or products or services substantially similar to those provided by the Company in the Business, anywhere in the Restricted Territory.
               (c) Each of the covenants and agreements of Seller set forth in this Section 11.1 shall be deemed to be and construed as a covenant and agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by Seller against Buyer or the Company shall not constitute a defense to the enforcement of any such covenant or agreement. Seller hereby acknowledges and agrees that Buyer will sustain irreparable injury in the event of a breach or Threatened breach by him of any of the covenants and agreements set forth in Section 11.1(a) or Section 11.1(b) and that Buyer does not and will not have an adequate remedy at law for such breach or Threatened breach. Accordingly, Seller hereby consents and agrees that if he breaches or Threatens to breach any such covenant or agreement, Buyer shall be entitled to immediate injunctive relief and to specific performance. The foregoing shall not, however, be deemed to limit the remedies of Buyer at law or in equity for any such breach or threatened breach.
               (d) Seller, by his signature hereto, acknowledges: (i) that his covenants and agreements in this Section 11.1 are reasonably necessary for the protection of Buyer’s legitimate business interests; (ii) that these covenants and agreements pose no undue hardship on Seller and are reasonably limited as to duration and scope; and (iii) that these covenants and agreements are in addition to any covenants or agreements Seller may make in any employment or other agreements executed or to be executed with Buyer or the Company, including, but not limited to the Employment Agreement. Further, the covenants contained in this Section 11.1 shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any provision, term, phrase, or word in such covenants shall be found unenforceable, it shall be severed and the remaining covenants enforced in accordance with the tenor of such Section to the greatest extent permitted by law. In the event a court should determine not to enforce such a covenant as written due to overbreadth, the parties specifically agree that the court shall enforce the covenant to the extent reasonable as determined by the court, whether said revision be in time, territory, or scope of prohibited activities.
          11.2 Taxes.
               (a) Any sales, use, real estate transfer, recording, excise, transfer or similar Tax upon or with respect to the transactions contemplated hereunder, and any recording or filing fees with respect thereto, will be borne by Seller, and Seller shall, at its own expense, file, to the extent required by Law, all necessary Tax Returns and other documentation with respect to all such Taxes. If required by applicable Law, Buyer shall join in the execution of any such Tax Returns after its review and approval of the contents thereof.
               (b) Seller shall cause the Company to timely file when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by it on or prior to the Closing Date and to remit or cause to be remitted any Taxes due with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with prior practice of the Company, and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or deductions between Tax periods ending on or before the Closing Date and Tax periods ending after the Closing Date.
               (c) Buyer shall cause the Company to timely file when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by the Company after the Closing Date with respect to Tax periods or portions of Tax periods ending on or before the Closing Date. Seller shall remit any Taxes due pursuant to such federal income Tax Returns with respect to all periods ending on the Closing Date, and Buyer shall remit or shall cause the Company to remit any Taxes due pursuant to all such other Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior practice of the Company, and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or deductions between Tax periods ending on or before the Closing Date and Tax periods ending after the Closing Date. Each such Tax Return shall be submitted to Seller not later than 15 days prior to the due date for filing such Tax Return (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller, which approval may not be withheld unreasonably, but may in all cases be withheld if such Tax Return was not prepared in accordance with the immediately preceding sentence. Following Closing, Buyer shall not cause or permit the Company to amend or otherwise modify any Tax Return relating in whole or in part to a taxable period or portion of a Taxable period ending on or before the Closing Date without the prior written consent of Seller, which consent may not be withheld unreasonably.
               (d) Buyer shall promptly notify Seller in writing upon receipt by Buyer or the Company of notice of any pending or threatened Tax audit, examination, claim or assessment that might give rise to a liability on the part of Seller under the provisions of Section 10.1. Seller shall have the right to participate at his own expense in any such Tax audit or examination and any administrative proceeding relating to such Tax audit, examination, claim or assessment. Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be liable to indemnify any person for any Tax liability that results from a settlement or other voluntary disposition of a Tax claim or assessment unless Seller has consented in writing to such settlement or other disposition (which consent shall not be withheld unreasonably).
          After the Closing Date, the Seller, Company and Buyer shall:
               (a) assist the other parties in preparing any Tax Returns which such other parties are responsible for preparing and filing in accordance with the provisions of this Section 11.2;
               (b) cooperate fully in preparing for any audits or examinations of, or any disputes with Tax authorities regarding, any Tax Returns of the Company for any Tax period or portion of a tax period ending on or before the Closing Date; and
               (c) furnish each other with copies of correspondence received from any Tax authority in connection with any Tax audit or examination with respect to any such Tax Return or any administrative or court proceedings relating to any such Tax audit or examination.
     Furthermore, Buyer agrees to cause the Company (A) to retain and properly maintain the accounting and Tax records relating to each Tax period and each portion of a Tax period ending on or before the Closing Date until at least the later of (i) the sixth anniversary of the Closing Date and (ii) the expiration of the statute of limitations relating to such Tax period or portion of a Tax period; and (B) allow the Seller and his agents and representatives to inspect, review and make copies of such records from time to time, such activities to be conducted during normal business hours and at the expense of the Seller.
          11.3 Reserved.
          11.4 Benefit Plans.
               (a) At and for a period of one year after the Closing, at the option of Buyer (which may be applied on a plan or program by plan or program basis) and subject to Buyer’s best efforts, employees of the Company shall be entitled to participate either (x) in one or more plans or programs of Buyer or Alliance Bankshares Corporation on substantially the same basis as similarly situated employees of Buyer (taking into account all applicable factors, including but not limited to position, employment classification, age, length of service, pay, part time or full time status, and the like, as well as changes made in such plans and programs in the future), or (y) in plans and programs which, subject to changes required by applicable laws or by limitations imposed by insurance companies providing plan benefits, are comparable to (or a continuation of), and provide for participation on substantially the same basis, as the Company’s employee benefit plans and programs currently in effect. If and to the extent option (x) is effectuated:
                    (i) (A) Coverage under the plans and programs of Buyer or Alliance Bankshares Corporation shall be available to each employee of the Company and, where applicable, his or her dependents without regard to any waiting period, evidence or requirement of insurability, actively at work requirement or preexisting condition exclusion or limitation (except to the extent and in the manner any such waiting period, evidence or requirement of insurability, actively at work requirement or exclusion or limitation applies to such employee or dependents immediately prior to the effectuation of option (x)) and (B) amounts paid or payable by employees for health care expenses for any portion of the annual benefit period prior to the date as of which option (x) becomes effective shall be credited in satisfaction of any deductible requirement and any out-of-pocket limit for the balance of the annual benefit period which includes such date.
                    (ii) Buyer shall treat service with the Company before the consummation of the Contemplated Transactions as service with Buyer for purposes of eligibility to begin participation and vesting (but not benefit accruals, except in the case of a continuation of any plan maintained by the Company) for purposes of all employee benefit and seniority based plans and programs, including but not limited to annual, sick and personal leave accruing following the consummation of the Contemplated Transactions.
     Nothing contained in this Section is intended to provide any third party beneficiary rights in any current or former employee, or any spouse or dependent thereof, of the Company, Buyer or Alliance Bankshares Corporation, except as otherwise required by ERISA or other applicable law (determined without regard to third party beneficiary contract law).
               (b) Except to extent individually negotiated replacement contracts or settlement agreements are entered into, Buyer and the Company shall honor all employment, severance, consulting and other compensation contracts and agreements previously disclosed and executed in writing by the Company on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have been previously delivered by the Company to Buyer.
               (c) Notwithstanding any other provision hereof, vacation and sick leave accrued and unused as of the Closing shall continue to be provided or payable through the end of the calendar year in which the Closing occurs. Thereafter, accrued and unused vacation or sick leave may be provided, paid and/or forfeited in accordance with Buyer’s policies therefor as in effect from time to time.

     12. General Provisions.
          12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, financial advisors, investment bankers and accountants. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.
          12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than his Representatives and Family. Notwithstanding the foregoing, Seller acknowledges that upon execution of this Agreement, Buyer will be required to disclose this Agreement in accordance with Legal Requirements binding on Buyer. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
          12.3 Confidentiality. All “Evaluation Material” (as defined in that letter agreement dated May 4, 2005 between Buyer and Seller (the “Confidentiality Agreement”)) disclosed to Buyer in connection with Buyer’s due diligence investigation of the Company and Seller will be treated and maintained by Buyer in accordance with the terms of the Confidentiality Agreement. In addition to the foregoing, between the date of this Agreement and the Closing Date, Buyer, Seller and the Company will, and will cause their respective Representatives to, maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (i) such information is or becomes generally available to the public other than as a result of a disclosure by such other party, (ii) such information was or becomes available to such other party on a non-confidential basis from a source other than the disclosing party, provided that such source is not bound by an obligation of confidentiality, (iii) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions or (iv) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding or pursuant to any Legal Requirement. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.
          12.4 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and/or telecopier numbers set forth below (or to such other addresses and/or telecopier numbers as a party may designate by notice to the other parties in the manner provided in this Section):
Seller or the Company:
Thomas P. Danaher
503 North Quaker
Alexandria, Virginia 22304
Facsimile No.:
with a copy to:
Hogan & Hartson LLP
555 Thirteenth St., NW
Washington, DC 20004
Facsimile No.: (202) 637-5910
Attention: J. Hovey Kemp
Buyer:
Alliance Bank Corporation
Suite 350
14280 Park Meadow Drive
Chantilly, Virginia 20151
Facsimile No.: (703) 378-7210
Attention: Paul M. Harbolick, Jr.
with a copy to:
Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Facsimile No.: (804) 698-6014
Attention: Jacob A. Lutz, III
          12.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of effecting the intent of this Agreement and the documents referred to in this Agreement or effecting or memorializing the Contemplated Transactions.
          12.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement or any document delivered in connection with the Contemplated Transactions will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that is given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement or in any document delivered in connection with the Contemplated Transactions.
          12.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, including but not limited to the letter of intent dated July 22, 2005 between Buyer and Seller and constitutes (together with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.
          12.8 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other party except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors, personal representatives and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors, personal representatives and permitted assigns.
          12.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree or in a particular circumstance will remain in full force and effect to the extent not held invalid or unenforceable and in all other circumstances.
          12.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Except as otherwise expressly set forth herein, all references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
          12.11 Governing Law. This Agreement will be governed by the internal laws of the Commonwealth of Virginia, without regard to conflicts of laws principles.

          12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which, when taken together, will be deemed to constitute one agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:

/s/ Thomas P. Danaher

Thomas P. Danaher

COMPANY:

THOMAS P. DANAHER AND COMPANY, INC.

By	/s/ Thomas P. Danaher

Thomas P. Danaher
President

BUYER:

ALLIANCE BANK CORPORATION

By:	/s/ Thomas A. Young, Jr.

Name: Thomas A. Young, Jr.
Title: President and Chief Executive Officer

Exhibit 11.1(b)(ii)
Restricted Territory
     Washington, DC-MD-VA-WV PMSA, including the following:
Alexandria City, VA
Arlington County, VA
Berkeley County, WV
Calvert County, MD
Charles County, MD
Clarke County, VA
Culpeper County, VA
District of Columbia
Fairfax County, VA
Fairfax City, VA
Falls Church City, VA
Fauquier County, VA
Frederick County, MD
Fredericksburg City, VA
Jefferson County, WV
King George County, VA
Loudoun County, VA
Manassas Park City, VA
Manassas City, VA
Montgomery County, MD
Prince George’s County, MD
Prince William County, VA
Spotsylvania County, VA
Stafford County, VA
Warren County, VA

Annex A
Producer Agreement Employees
     Gregg F. Siegel, Daisy F. Newberry, Billy G. Smith and Bradley A. Rothermel